Exhibit 99.1

FOR IMMEDIATE RELEASE

Guilford Pharmaceuticals Announces Resignation
of Andrew R. Jordan, Chief Financial Officer

BALTIMORE, May 3 — Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) announced today that Andrew R. Jordan, Executive Vice President, Finance and Administration and Chief Financial Officer, resigned from the Company, effective May 31st, and has accepted a new position as Senior Vice President and Chief Financial Officer with Odyssey Pharmaceuticals Inc. Guilford has commenced a search for a replacement.

Craig R. Smith, M.D., Chairman, President and Chief Executive Officer of Guilford, commented, “Since joining Guilford in 1993, Andy has played a pivotal role in shepherding the Company through a period of substantial growth. He has built a first-rate Finance and Accounting department and led us through numerous transactions that have kept Guilford financially strong through the years. Everyone at Guilford owes Andy a debt of gratitude for his loyal and devoted service to the Company.”

“Making the decision to leave Guilford was very difficult,” remarked Andrew Jordan. “I continue to believe in the Company’s mission and have great confidence in Guilford’s future. Guilford is poised for success both on the commercial and clinical development fronts over the next several years. I have enjoyed working with the Guilford management team and all of the employees at Guilford these past ten years. The position I have accepted will offer me new opportunities and challenges that are very appealing to me.”

About Guilford

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company engaged in the research, development and commercialization of products that target the hospital market. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist used for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes a novel anesthetic, AQUAVAN® Injection, and drugs for treating Parkinson’s disease and post-prostatectomy erectile dysfunction.

CONTACT: Stacey Jurchison, Director, Corporate Communications, Guilford Pharmaceuticals, (410) 631-5022; jurchisons@guilfordpharm.com. www.guilfordpharm.com.